As filed with the Securities and Exchange Commission on May 7, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ORIGIN BANCORP, INC.
(Exact name of registrant as specified in its charter)

Louisiana	72-1192928
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
500 South Service Road East Ruston, Louisiana 71270 Telephone: (318) 255-2222
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
ORIGIN BANCORP, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Drake Mills
Chairman, President and Chief Executive Officer
Origin Bancorp, Inc.
500 South Service Road East
Ruston, Louisiana 71270
Telephone: (318) 255-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Frank M. Conner III
Christopher J. DeCresce
Covington & Burling LLP
One CityCenter
850 Tenth Street, NW
Washington, D.C. 20001-4956
(202) 662-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $5.00 per share	1,000,000(2)	43.89 (3)	$43,890,000.00	$4,788.40
____________________________

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of the registrant’s common stock that become issuable under the Origin Bancorp, Inc. 2021 Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.
(2)	Represents the aggregate number of shares reserved for issuance under the Plan as of the date of this registration statement.
(3)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the reported high and low sales prices per share of the registrant’s common stock as reported on the Nasdaq Global Select Market on May 3, 2021.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. Origin Bancorp, Inc. (the “Company”) will deliver the documents containing the information specified in Part I to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

    We file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission (the “SEC”). Our filings with the SEC are available on the SEC’s website at www.sec.gov and on our website at www.origin.bank as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. However, the information on our website is not incorporated by reference herein, and is not a part of this registration statement or our other filings with the SEC.
    The SEC allows us to “incorporate by reference” the information we file with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this registration statement, and information that we subsequently file with the SEC will automatically update and supersede this information. The following documents that we previously filed with the SEC (File No. 001-38487) are incorporated by reference herein:

a)Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 2, 2021;
b)Our Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 5, 2021;
c)Our Current Reports on Form 8-K filed on January 27, March 1, April 28 and April 30, 2021 (excluding any portions thereof which are deemed furnished rather than filed with the Commission); and
d)The description of our common stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 28, 2020, and any amendment or report filed for the purpose of updating such description..

In addition, all reports and other documents that we subsequently file pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will be deemed to be incorporated by reference herein from the time of the filing of such reports and documents. Any statement made herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act (“LBCA”) provide, in part, that a corporation may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, a corporation may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, a corporation has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, we maintain directors’ and officers’ liability insurance.
Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit a corporation’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.
Our articles of incorporation contain indemnification provisions that require us to indemnify our directors and officers from and against any and all expenses, liabilities or other matters covered by the LBCA, as to action in his or her official capacity while holding office, to the fullest extent permitted by the LBCA. Our articles of incorporation provide for mandatory advancement of expenses of directors and officers, so long as we receive (1) a written affirmation from the director or officer of his or her good faith belief that he or she has satisfied the standard of conduct necessary for indemnification under the LBCA and our bylaws and (ii) an undertaking by or on behalf of the director or officer to repay all amounts advanced if it is later determined that he or she is not entitled to indemnification.
Our articles of incorporation permit, but do not require, us to grant rights to indemnification and advancement of expenses to any of our employees or agents, or to any director, officer, employee or agent of any of our subsidiaries, to the fullest extent of the LBCA. Our articles of incorporation do not limit our ability to provide for additional rights to indemnification or advancement of expenses through our bylaws, a resolution of our shareholders or directors, an agreement or otherwise, as long as those rights are consistent with the LBCA.
The foregoing is only a general summary of certain aspects of Louisiana law and our governing documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to our articles of incorporation, which are filed as an exhibit to this registration statement, and to the relevant provisions of the LBCA.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under any of the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, our ability to provide indemnification to our directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Company, dated April 24, 2020, incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed April 28, 2020 (File No. 001-38487).
4.2	Amended and Restated Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filed April 28, 2020 (File No. 001-38487).
4.3	Specimen common stock certificate of the Company, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 filed April 10, 2018 (File No. 333-224225).
4.4	Origin Bancorp, Inc. 2021 Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed April 30, 2021 (File No. 001-38487).
5.1	Opinion of Fenimore, Kay, Harrison & Ford, LLP.*
23.1	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 5.1).*
23.2	Consent of BKD, LLP.*
24.1	Power of attorney (included on signature page).
_____________________

*	Filed herewith.

Item 9.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)     That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the registrant’s articles of incorporation, bylaws or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ruston, Louisiana on this 7th day of May, 2021.

ORIGIN BANCORP, INC.

By:	/s/ Drake Mills
Drake Mills
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Drake Mills as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on May 7, 2021.

Signature		Title
By:	/s/ Drake Mills	Chairman of the Board, Chief Executive Officer, and Director
	Drake Mills	(Principal Executive Officer)

By:	/s/ Stephen H. Brolly	Chief Financial Officer
	Stephen H. Brolly	(Principal Financial and Accounting Officer)

By:	/s/ James S. D’Agostino	Director
James S. D’Agostino

By:	/s/ James E. Davison, Jr.	Director
James E. Davison, Jr.

By:	/s/ A. La'Verne Edney	Director
A. La'Verne Edney

By:	/s/ Meryl Farr	Director
Meryl Farr

By:	/s/ Richard Gallot, Jr.	Director
Richard Gallot, Jr.

By:	/s/ Stacey W. Goff	Director
Stacey W. Goff

By:	/s/ Michael A. Jones	Director
Michael A. Jones

By	/s/ Gary E. Luffey	Director
Gary E. Luffey

By:	/s/ Farrell J. Malone	Director
Farrell J. Malone

By:	/s/ Elizabeth Solender	Director
Elizabeth Solender

By:	/s/ Steven Taylor	Director
Steven Taylor